Exhibit 99.1

DGSE Companies, Inc. Reports First Quarter Results

Portfolio Rationalization Expected to Enable Continuing Operations to Return to Profitability

DALLAS--(BUSINESS WIRE)--May 14, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the quarter ended March 31, 2014.

First Quarter 2014 Business and Financial Highlights

  Dusty Clem was promoted to Chairman and Chief Executive Officer of DGSE Companies, Inc. replacing James Vierling who resigned as CEO of DGSE to accept a position with Elemetal, LLC, DGSE’s largest shareholder.
  The company closed six locations in its Southern Bullion Coin and Jewelry division (“Southern Bullion”). Subsequent to the end of the quarter, all remaining Southern Bullion locations were closed for a total of 23 store closings since February 2014; DGSE expects to record $3.7 million in non-recurring charges in 2014 as part of discontinued operations.
  Revenues were $19.9 million compared to $29.2 million, a 32% decline compared to the year-ago period. Significant decreases in both bullion and scrap sales were a result of the drop in gold prices.
  Gross profit was $4.4 million, or 22.3% of revenue, compared to $5.3 million, or 18.1% of revenue in the same period last year. The 4.2% improvement was driven by an increase in high-margin jewelry sales, as well as improved margins on bullion and scrap sales.
  Selling, general and administrative expenses (“SG&A”) were essentially flat at $4.7 million during both the first quarter of 2014 and 2013.
  Net loss, inclusive of the non-recurring expenses, was approximately $523,000 or $0.04 per share, compared to net income of approximately $300,000, or $0.02 per share, in the first quarter of 2013.
  The company successfully executed a one-year extension of the loan agreement with NTR Metals, LLC (“NTR”), extending the maturity date to August 1, 2015. All other terms of the agreement remain the same.

Dusty Clem, Chairman of the Board and Chief Executive Officer, stated, “In light of existing market realities, we took decisive action during the quarter to mitigate our losses in order to return the company’s continuing operations to profitability. Collectively, the 23 Southern Bullion locations we closed this year contributed approximately $1.9 million to our net losses for 2013. These closures allow us to return all of our attention to the 12 locations that can support the full exchange model which DGSE has successfully operated for decades. Moving forward, we continue to focus on building a more robust e-commerce platform and bolstering revenues in the higher-margin segments of our business, including our high-end jewelry, diamonds and watches.”

First Quarter 2014 Results

For the quarter ended March 31, 2014, revenues were $19.9 million, a 32% decrease compared to $29.2 million in the quarter ended March 31, 2013, due primarily to significant decreases in both bullion and scrap sales as a result of declining gold prices, which were on average 11% lower (as measured by London PM Fix) than in the same period last year.

Gross profit in the quarter was $4.4 million, or 22.3% of revenue, compared to $5.3 million, or 18.1% of revenue, in the prior year quarter. The increase in gross margin as a percentage of sales was the result of an increase in high-margin jewelry sales, as well as higher margins realized on bullion and scrap, despite their decrease in sales.

SG&A expenses decreased by approximately $17,000, or 0.4%, in the first quarter, to $4.7 million compared to $4.7 million for the first quarter of 2013. In addition, the company incurred approximately $75,000 and $102,000 during the three months ended March 31, 2014 and 2013, respectively, in professional fees and costs associated with the 2012 restatement of the company’s financial statements, the 2010 sales tax audit, and related legal matters.

Net loss for the first quarter was $523,000 or $0.04 per share, inclusive of the non-recurring expenses, compared to net income of $300,000, or $0.02 per share, in the year-ago quarter.

“Through our actions in the first part of 2014, we have laid a foundation for consistent profitability going forward by eliminating ongoing losses and lowering our overall cost structure,” added Brett Burford, DGSE’s Chief Financial Officer. “We are optimistic about moving forward with fewer distractions, and the ability to focus our efforts on a proven business model which has worked well, in good markets and bad, for years.”

Balance Sheet Summary

At March 31, 2014, DGSE Companies had cash and cash equivalents of $2.8 million compared to $3.2 million at December 31, 2013. Stockholders’ equity decreased 4.4% to $10 million at March 31, 2014 compared to $10.4 million at December 31, 2013. As of March 31, 2014, the outstanding balance on the company’s credit facility with NTR was $2.3 million compared to $2.4 million at December 31, 2013. On February 25, 2014, the company and NTR entered into a one-year extension of the loan agreement, extending the maturity date to August 1, 2015. All other terms of the agreement remain the same.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	May 14, 2014
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-888-846-5003 if calling from the United States, or 1-480-629-9856 if dialing internationally.
Replay:	A replay will be available until May 21, 2014, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4682366 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=109109

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,784,944	$3,214,770
Trade receivables, net of allowances	285,137	269,616
Inventories	12,222,439	12,921,857
Prepaid expenses	279,884	236,649

Total current assets	15,572,404	16,642,892

Property and equipment, net	5,051,582	5,074,860
Intangible assets, net	2,881,986	2,942,314
Other assets	183,071	244,065

Total assets	$23,689,043	$24,904,131

LIABILITIES
Current Liabilities:
Accounts payable-trade	$5,933,462	$5,666,059
Accrued expenses	1,696,873	2,137,361
Customer deposits and other liabilities	1,934,949	2,401,574
Current maturities of long-term debt	124,600	122,536
Current maturities of capital leases	11,209	11,091

Total current liabilities	9,701,093	10,338,621

Line of credit, related party	2,303,359	2,383,359
Long-term debt, less current maturities	1,723,045	1,757,827

Total liabilities	13,727,497	14,479,807

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,203,584 and 12,175,584 shares issued and outstanding	122,035	121,755
Additional paid-in capital	34,105,574	34,045,654
Accumulated deficit	(24,266,063)	(23,743,085)
Total stockholders' equity	9,961,546	10,424,324

Total liabilities and stockholders' equity	$23,689,043	$24,904,131

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2014	2013

Revenue:
Sales	$19,896,146	$29,249,573
Cost of goods sold	15,462,402	23,946,749
Gross margin	4,433,744	5,302,824

Expenses:
Selling, general and administrative expenses	4,657,542	4,675,006
Depreciation and amortization	190,923	192,884
	4,848,465	4,867,890

Operating (loss) income	(414,721)	434,934

Other expense (income):
Other income, net	(31,261)	(12,147)
Interest expense	84,562	51,704
	53,301	39,557

(Loss) income from continuing operations before income taxes	(468,022)	395,377

Income tax expense	17,316	57,600

(Loss) income from continuing operations	(485,338)	337,777

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	(37,640)	(37,365)

Net (loss) income	$(522,978)	$300,412

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(0.04)	$0.02
Loss from discontinued operations	(0.00)	(0.00)
Net (loss) income per share	$(0.04)	$0.02

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(0.04)	$0.02
Loss from discontinued operations	(0.00)	(0.00)
Net (loss) income per share	$(0.04)	$0.02

Weighted-average number of common shares
Basic	12,193,940	12,175,584
Diluted	12,193,940	12,313,048

CONTACT:
DGSE Companies, Inc.
Dusty Clem, 972-587-4021
Chairman, President and CEO
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com